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Exhibit 10.16

CONSULTING AGREEMENT

        This Consulting Agreement (this "Agreement") is entered into and effective on September 14, 2007, by and between Advanced Cell Technology, Inc ("ACT" or the "Company") and Robert W. Peabody ("Consultant").

        ACT and Consultant agree as follows:

1.    Services to ACT; Duties.    Consultant has voluntarily resigned from employment with the Company and any and all board observer rights previously granted to Consultant effective September 14, 2007. Effective as of the date of this Agreement, that certain Employment Agreement dated February 7, 2005 by and between ACT and Consultant is hereby terminated and of no further force and effect. ACT agrees to retain Consultant to assist the Company with respect to administrative matters and to facilitate transition following resignation of Consultant from his role as Vice President of Grant Administration. Consultant shall report to the Chief Executive Officer (CEO), or his designee, of ACT, and shall perform consulting services that are assigned to Consultant by the CEO.

2.    Compensation.

        A.    Cash Compensation:    Pursuant to the terms of this Agreement and this Section 2A, ACT shall pay Consultant a monthly consulting fee of $17,083.34 commencing on September 15, 2007 (the "Consulting Fee"). Consultant shall be paid for final employment services rendered through September 14, 2007 ($3,942.40) and for 9 days of accrued vacation ($7,096.32) equal to $11,038.72 (the "Final Paycheck"). Consultant shall receive the Consulting Fee for the first month (September 15th through October 15th) equal to $17,083.34 (the "September Consulting Fee"). The Final Paycheck and the September Consulting Fee will be delivered to Consultant within five (5) business days following the date of this Agreement. Thereafter, the Consulting Fee shall be paid within ten (10) business days following receipt of an invoice from Consultant. The Consulting Fee is due and payable in advance each month, when invoiced

        B.    Expenses:    ACT shall reimburse Consultant for reasonable expenses incurred in the performance of his duties hereunder, including but not limited to travel and other business expenses, telephone costs, group insurance costs, and such other costs approved by ACT. Expenses to be incurred in excess of $1,000 shall be approved in advance by the CEO of ACT.

        C.    Equity:    As of August 31, 2007, Consultant shall vest in 240,000 shares at a strike price of $0.25 and 258,333 shares at a strike price of $0.85. Such options shall be exercisable until September 1, 2014 and any and all stock option/grant agreements between ACT and Consultant shall be deemed amended in accordance with this Section 2C of this Agreement. Notwithstanding the foregoing, in the event of an early termination of this Agreement pursuant to Section 6, below, the vested options set forth in this Section 2C shall be adjusted on a pro rata basis based upon the actual consulting period.

        D.    Amendment to Section 5 of Employment Agreement:    Section 5 of the Employment Agreement is hereby amended to delete the phrase "and for one (1) year thereafter" contained in the first sentence of Section 5.

3.    Inventions/Intellectual Property Belong to ACT.    Any and all inventions, discoveries, improvements or intellectual property which Consultant has conceived or made or may conceive or make during the period of employment relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed or researched by ACT shall be the sole and exclusive property of ACT. The obligations provided for by this Agreement, except for the requirements as to disclosure in paragraph 3, do not apply to any rights Consultant may have acquired in connection with an invention, discovery, improvement or intellectual property for which no equipment, supplies, facility, or trade secret information of the ACT was used and which was developed entirely on the Consultant's own time and (a) which does not relate directly or indirectly to the business of ACT or to ACT's actual or demonstrable anticipated research or development, or (b) which does not result from any work performed by Consultant for ACT.

4.    Release and Employment Matters.    Prior to executing this Agreement, ACT and Consultant have entered into a mutual release, a copy of which is attached hereto as Exhibit A.

5.    Confidential and Proprietary Information.    During the term of this Agreement, Consultant will have access to confidential information relating to such matters as ACT's trade secrets, systems, procedures, manuals, products, and clients. For purposes of this Agreement, "confidential information" means all information and ideas, in any form, relating in any manner to the business of ACT or its clients, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Consultant's possession prior to his employment with ACT; or (iii) the information is disclosed to Consultant without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from ACT. Consultant understands and agrees that all confidential information will be kept confidential by Consultant both during and after his consulting under this Agreement. Consultant further agrees that he will not, without the prior written approval by ACT, disclose such confidential information, or use such confidential information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his consulting. Consultant shall execute and deliver ACT's form of confidential information and invention agreement which shall, in addition to Sections 3 and 4, govern all aspects of invention development and ownership and confidentiality regarding ACT's confidential information.

6.    Term.    The term of this Agreement is for a period of ninety (90) days and shall commence on the date set forth above and end on December 15, 2007 (the "Term").

7.    Arbitration.    Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between ACT and Consultant, including but not limited to (1) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (2) all contract or tort claims of any kind; and (3) any claim based on any federal, state or local law, statute, regulation or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The location of the arbitration shall be Los Angeles, California. Unless the parties mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS).

ACT shall pay the arbitrators fees and costs. Each party shall pay for its own costs and attorneys' fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party.

CONSULTANT UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF HIS RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THE ARBITRATION AGREEMENT.

8.    Severability.    In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to the time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

9.    Agreement Read and Understood.    Consultant acknowledges that he has carefully read the terms of this Agreement, that he has had an opportunity to consult with a representative of his own choosing regarding this Agreement, that he understands the terms of this Agreement, and that he is entering this agreement of his own free will.

10.    Complete Agreement; Modification; Binding Agreement; Independent Contractor.    This Agreement is the complete agreement between the parties on the subjects contained herein and supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral. No provision of this Agreement may be modified except by a written document signed both by the ACT and Consultant. All rights, liabilities and obligations hereunder will be binding upon and inure to the benefit of ACT, Consultant and their respective successors and assigns. Consultant is performing services as an independent contractor and nothing contained in this Agreement shall be construed to create or imply an employment relationship with ACT.

11.    Governing Law.    This Agreement shall be construed and enforced according to the laws of the State of California.

        IN WITNESS WHEREOF, this Consulting Agreement is entered into effective as of the date set forth above.

Consultant:
Dated: September 14, 2007	/s/ ROBERT W. PEABODY Robert W. Peabody
ACT:
Advanced Cell Technology, Inc.
Dated: September 14, 2007	/s/ WILLIAM M. CALDWELL, IV By: William M. Caldwell, IV Title: Chief Executive Officer

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  Exhibit 10.16
CONSULTING AGREEMENT